Exhibit 99.1

To:        Custodian and Pension Plan Trustees

Re:         Update on Behringer Harvard REIT I, Inc.
               Regarding 2005 Valuation

Date:  January 26, 2006

This letter constitutes our notice of per unit valuation for the Behringer Harvard REIT I, Inc. (the “Company”) shares of common stock (the “Shares”). Pursuant to the Company’s Prospectus, for the first three full fiscal years following the February 2005 termination of the last public equity offering of Shares, the value of the Shares is deemed the offering price of $10 per share (ignoring purchase price discounts for certain categories of purchasers); provided, however, that if the Company has sold property and has made one or more special distributions to its stockholders of all or a portion of the net proceeds from such sales, the deemed value per Share will be equal to the $10 offering price less the amount of such net sales proceeds per Share distributed to stockholders prior to the valuation date. No special distributions of net sales proceeds have been made. Therefore, the value of the Shares is deemed to be $10 per Share.

There is no public trading market for the Shares at this time, and there can be no assurance that stockholders would receive $10 per Share if such a market did exist and they sold their Shares or that they will be able to receive such amount for their Shares in the future. Nor does this deemed value reflect the distributions that stockholders would be entitled to receive if the Company’s properties were sold and the sale proceeds were distributed upon liquidation of the Company. Such a distribution upon liquidation is likely to be less than $10 per share primarily due to the fact that the funds initially available for investment in properties were reduced from the gross offering proceeds in order to pay selling commissions and dealer manager fees, organization and offering expenses, and acquisitions and advisory fees. The Company does not currently anticipate obtaining appraisals for the properties it has acquired, and accordingly, the deemed values should not be viewed as an accurate reflection of the fair market value of those properties, nor do they represent the amount of net proceeds that would result from an immediate sale of those properties.

The Company views its offering stage as complete upon the termination of our first public equity offering that is not followed by another public equity offering. For purposes of this definition, the Company does not consider a “public equity offering” to include offerings on behalf of selling stockholders or offerings related to a dividend reinvestment plan, employee benefit plan or the redemption of interests in its subsidiary operating limited partnership, Behringer Harvard Operating Partnership I LP.

For more detailed information, please refer to the Company’s public filings with the Securities and Exchange Commission, including the Form 10-K to be filed later this year. You can find the filings at the Company’s website, www.bhfunds.com, or www.sec.gov.

All of us at the Company appreciate the important role you play as Custodian or Pension Plan Trustee in helping provide unparalleled service to our investors. If you have any questions, please feel free to contact our Investor Services Department at (866) 655-3600.

Sincerely,

Gary S. Bresky
Chief Financial Officer